UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 17, 2015

CHROMADEX CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	000-53290	26-2940963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10005 Muirlands Boulevard, Suite G, Irvine, California, 92618
(Address of principal executive offices, including zip code)

(949) 419-0288
 (Registrant's telephone number, including area code)

Copies to:
Harvey Kesner, Esq.
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 17, 2015, ChromaDex Corporation (the “Company” or “we” or “us” or “our”), its subsidiaries, Hercules Technology II, L.P., as lender and Hercules Technology Growth Capital, Inc., as agent (“Agent”), entered into Amendment No. 1 (the “Amendment”) to the Loan and Security Agreement entered into by the parties on September 29, 2014 (the “Agreement”). The terms of the Agreement provided the Company with access to a term loan of up to $5 million. The first $2.5 million of the term loan was funded at closing. The remaining $2.5 million of the term loan was to be drawn down in part or in full at our option at any time but no later than July 31, 2015.  The first advance and second advance, if any, were to be repaid in equal monthly installments through the loan’s maturity on April 1, 2018, following an initial interest-only period that was to conclude on October 31, 2015.

Pursuant to the Amendment, the parties agreed that the interest only period shall be extended to March 31, 2016, provided however that if the Company’s consolidated revenue is equal to or greater than $11.5 million for the six months ending December 31, 2015, then the interest-only period shall be extended to June 30, 2016. The Amendment became effective on June 18, 2015 upon the funding of the full amount of the $2.5 million second advance and payment of a nonrenewable facility fee of $15,000 to the Agent.  Except as amended by the Amendment, the terms and provisions of the Agreement remain in full force and effect.

The description of the Agreement and the Amendment contained in this Form 8-K report do not purport to be compete and are qualified in their entirety to the complete text of the Agreement and theAmendment, including exhibits.  We filed the Agreement with the Securities and Exchange Commission as Exhibit 10.39 with our Annual Report on Form 10-K for the fiscal year ending January 3, 2015 and the Amendment is filed as Exhibit 10.1 hereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Form 8-K report is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Amendment No. 1 to Loan and Security Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHROMADEX CORPORATION

Date: June 19, 2015	By: /s/ FRANK L. JAKSCH JR.
Frank L. Jaksch Jr.
Chief Executive Officer